Exhibit 4.1
Subscription Agreement

This SUBSCRIPTION AGREEMENT (the “Subscription Agreement”) is dated as of [__________], by and between HC Government Realty Trust, Inc., a Maryland corporation (the “Company”), and the undersigned (the “Investor”), and provides as follows:

RECITALS

A. The Company is offering up to 4,000,000 shares of its 7.00% Series C Cumulative Redeemable Preferred Stock (the “Preferred Stock”) for an offering price of $25.00 per share with a maximum aggregate offering amount of $100,000,000.00. The offering of the Preferred Stock is referred to herein as the (“Offering”).

B. The Investor wishes to purchase, and the Company wishes to issue and sell to the Investor, [___] shares of the Preferred Stock (the “Acquired Shares”) for aggregate purchase price of $[___] (the “Purchase Price”).

C. The rights, privileges and obligations pertaining to ownership of shares of the Preferred Stock are governed by the Company’s Articles of Incorporation, as amended or supplemented (“Charter”), and Amended and Restated Bylaws (“Bylaws” and together with the Charter, the “Organic Documents”). Copies of the Charter and Bylaws are attached hereto as Exhibits A-1 and A-2.

NOW, THEREFORE, in consideration of the foregoing and the promises and covenants contained in this Subscription Agreement, the Company and Investor hereby agree as follows:

1. Sale and Issuance of Preferred Stock. The Company hereby agrees to issue to Investor, and Investor hereby agrees to acquire the Acquired Shares in exchange and consideration for Investor’s payment of the Purchase Price to the Company. As of the date hereof, upon payment of the Investor’s subscription price, the Company shall promptly issue the Acquired Shares to the Investor in book-entry only format and the Investor’s subscription funds shall be immediately available to the Company for its business purposes. The Investor acknowledges that this subscription (a) is irrevocable and (b) is conditioned upon acceptance by, or on behalf of, the Company. In the event the Company rejects this subscription, this Subscription Agreement shall have no force or effect with respect to the Company.

2. Payment of Purchase Price. Investor shall deliver its Purchase Price to the Company in immediately available funds in the manner directed by Raymond James & Associates, Inc., the Company’s sole and exclusive placement agent (the “Placement Agent”).

3. Representations and Warranties of Investor. Investor represents and warrants to the Company that:

(a) This Subscription Agreement has been duly authorized, executed, and delivered by the Investor and constitutes the Investor’s legal, valid, and binding obligation enforceable in accordance with its respective terms, except as enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors’ rights generally or by general principles of equity. If the Investor is a corporation, limited liability company, limited partnership or other legal entity, that it has all requisite power and authority (corporate or otherwise) to execute and deliver this Subscription Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(b) The Investor is acquiring the Acquired Shares for the Investor’s own account for investment and not with a view to resale or distribution. The Investor understands that the Acquired Shares have not been, and will not be, registered under the Securities Act of 1933, as amended (the “1933 Act”), by reason of a specific exemption from the registration provisions of the 1933 Act that depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Investor’s representations and warranties as expressed herein. The Investor has not been formed solely for the purpose of acquiring the Acquired Shares.

(c) The Investor: (i) has been furnished all agreements, documents, records and books that the Investor has requested relating to an investment in the Acquired Shares; and (ii) has been given the opportunity to ask questions of, and receive answers from, the Company concerning the terms and conditions of the Offering, the Preferred Stock, the Company and its business and to obtain such additional information that was otherwise provided, and it has not been furnished any other literature relating to the Offering, the Preferred Stock, the Company or its business.

(d) The Investor recognizes (i) that purchase of the Acquired Shares involves a high degree of risk and has taken full cognizance of and understands such risks, (ii) that all information provided by the Company relating to its use of proceeds, and other information which is not of an historical nature represents only the Company’s good faith assessment of its future expenses, revenues, and operations, as applicable, and is based upon assumptions which the Company believes are reasonable, although no assurance exists that such projections and assumptions will be fulfilled, and (iii) that the Company has relied on the representations of the Investor as set forth in this Section 3 in determining materiality for purposes of satisfying the disclosure obligations of the Company and in determining the availability of exemptions from registration requirements under federal and state securities laws.

(e) The Investor fully understands and agrees that the Investor must bear the economic risk of the purchase of the Acquired Shares for an indefinite period of time because, among other reasons, the Acquired Shares have not been registered under the 1933 Act, or the securities laws of any state or foreign jurisdiction, and therefore cannot be sold, pledged, assigned or otherwise disposed of unless they are subsequently registered under the 1933 Act and applicable state or foreign securities laws or an exemption from such registration is available.

(f) The Investor (i) can bear the risk of losing the entire investment; (ii) has overall commitments to other investments which are not readily marketable that are not disproportionate to his, her or its net worth and the investment in the Acquired Shares will not cause such overall commitment to become excessive; (iii) has adequate means of providing for current needs and personal contingencies and has no need for liquidity in the investment in the Acquired Shares; and (iv) has sufficient knowledge and experience in financial and business matters such that it is capable, either alone, or together with one or more advisors, of evaluating the risks and merits of investing in the Acquired Shares.

(g) The Investor has not incurred, and will not incur, directly or indirectly, as a result of any action taken by the Investor, any liability for brokerage or finder’s fees or agent’s commissions or any similar charges in connection with this Subscription Agreement.

(h) The Investor acknowledges that the Investor must depend entirely upon his, her or its own personal advisors for tax advice concerning an investment in the Company, that neither the Company nor the Placement Agent has provided any information on tax matters, and that any information provided to the Investor by, or on behalf of, the Company is not to be construed as tax advice to it from counsel to the Company or the Placement Agent. The Investor will rely solely on his, her or its own personal advisors and not on any statements or representations of the Company, the Placement Agent or any of their respective agents and understands that the Investor (and not the Company) shall be responsible for the Investor’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Subscription Agreement.

(i) The Investor accepts the terms of the Company’s Organic Documents.

(j) The representations and warranties made in this Section 3, and all other information that the Investor has provided to the Company, either directly or indirectly, concerning the Investor’s financial position and knowledge of financial and business matters, is correct and complete as of the date hereof.

(k) The Investor has completed the Investor Questionnaire attached as Exhibit B hereto and (i) is in the United States and qualifies as an “Accredited Investor” as such term is defined under Rule 501 of Regulation D promulgated under the 1933 Act or (ii) is not a “U.S. Person” as defined in Regulation S under the 1933 Act and acknowledges that the Offering was made to such person outside the United States.

(l) Neither the Investor nor, to the extent it has them, any of its equity owners who own 20% or more of the outstanding equity of Investor, (collectively with the Investor, the “Investor Covered Persons”), are subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the 1933 Act, except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3); provided, however that if an Investor Covered Person is subject to a Disqualification Event covered by Rule 506(d)(2)(i) then Investor shall have provided the Company with such information as necessary to make the required disclosure regarding the applicable Disqualification Event under Rule 506(e). The Investor has exercised reasonable care to determine whether any Investor Covered Person is subject to a Disqualification Event. The purchase of the Acquired Shares by the Investor will not subject the Company to any Disqualification Event.

(m) The Investor acknowledges that the Placement Agent has acted as agent for the Company in connection with the sale of the Preferred Stock and consents to the Placement Agent’s actions in this regard and hereby waives any and all claims, actions, liabilities, damages or demands the Investor may have against the Placement Agent in connection with any alleged conflict of interest arising from the Placement Agent’s engagement as an agent of the Company with respect to the sale by the Company of the Preferred Stock to the Investor.

(n) The Investor understands and agrees that the Investor is purchasing Preferred Stock directly from the Company and not from the Placement Agent and that the Placement Agent did not make any representations, declarations or warranties to the Investor regarding the Preferred Stock or the Offering.

(o) The Investor represents that it has made its own investment decision based upon its own judgment, due diligence and advice from such advisors as it has deemed necessary and not upon any view expressed by any other person or entity, including the Placement Agent.

(p) The Placement Agent and the Company are entitled to rely upon this Subscription Agreement and are irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

(q) To comply with applicable anti-money laundering laws and regulations, the Investor agrees that all payments by the Investor to the Company and all payments and distributions to the Investor from the Company will be made only in the Investor’s name and only to and from a bank account of a bank based or incorporated in or formed under the laws of the United States, or a bank that: (A) is not a “foreign shell bank” within the meaning of section 313 of the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”) or the U.S. Bank Secrecy Act (31 U.S.C. § 5311 et seq.), as amended (the “Bank Secrecy Act”), and the regulations promulgated thereunder by the U.S. Department of the Treasury, as such regulations may be amended from time to time; (B) is not in a “non-cooperative jurisdiction,” as defined by the Financial Action Task Force; and (C) is not a primary money laundering concern or in a jurisdiction of primary money laundering concern, as defined in section 311 of the Patriot Act. The Investor further represents and warrants that the amounts paid to the Company by the Investor will not be derived from activities that may contravene U.S. federal, state, or international laws, statutes, and regulations, including anti-money laundering laws and regulations.

The Investor acknowledges that, pursuant to anti-money laundering laws and regulations within their respective jurisdictions, the Company, the Placement Agent, and/or any person acting on behalf of the Company or the Placement Agent may be required to collect further documentation verifying the Investor’s identity and the source of funds used to purchase the Acquired Shares before acceptance by the Company of this Subscription Agreement. The Investor agrees to provide the Company and/or the Placement Agent with such information as the Company and/or the Placement Agent determines to be necessary or appropriate to comply with the anti-money laundering laws and regulations of any applicable jurisdiction, or to respond to requests for information concerning the identity of the Investor from any governmental authority, self-regulatory organization, or financial institution in connection with its anti-money laundering compliance procedures, or to update such information.

The Investor understands and acknowledges that Executive Orders and Federal regulations administered by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”) prohibit, among other things, transactions with, and the provision of services to, certain foreign countries, territories, entities, and individuals. These entities and individuals are listed on the List of Specially Designated Nationals and Blocked Persons (the “SDN List”) maintained by OFAC, as such list may be amended from time to time, or in an Executive Order. The SDN List can be found on the OFAC website at <http://www.treas.gov/ofac>. In addition, certain programs administered by OFAC (the “OFAC Programs”) prohibit dealing with individuals or entities in certain countries regardless of whether such individuals or entities appear on the lists maintained by OFAC. These programs also can be found on OFAC’s website. The Investor represents and warrants that, to the best of the Investor’s knowledge, none of: (A) the Investor; (B) any Person controlling or controlled by the Investor; (C) if the Investor is a privately held entity, any Person having a beneficial interest in the Investor; or (D) any Person for whom the Investor is acting as agent or nominee in connection with the purchase of the Interests is (1) an individual or entity named on the SDN List, (2) a Person who is the subject of one of the OFAC Programs, (3) a senior foreign political figure,1 or any immediate family member2 or close associate3 of a senior foreign political figure, (4) a foreign shell bank, or (5) a financial institution of primary money laundering concern as defined in section 311 of the Patriot Act. Such Persons described in clauses (1) through (5) of this paragraph are collectively referred to as “Prohibited Persons.”

In addition, if the Investor is a “financial institution” as such term is defined in the Bank Secrecy Act, the Patriot Act, or the regulations promulgated thereunder, the Investor represents and warrants that the Investor has anti-money laundering and customer identification policies and procedures in place that meet the requirements of sections 352 and 326 of the Patriot Act.

4. The Company hereby represents and warrants to Investor that, as of the date hereof:

(a) it is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland;

(b) it has full power and authority to execute and deliver, and to perform its obligations under, this Subscription Agreement and the consummation by it of the transactions contemplated hereby has been duly authorized by all necessary action on its part;

(c) this Subscription Agreement has been duly and validly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws;

(d) the execution, delivery and performance of this Subscription Agreement and the consummation of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time or both, (i) violate any provision of law, statute, rule or regulation to which the Company is subject, (ii) violate any order, judgment or decree applicable to it, or (iii) conflict with or result in a breach or default under any term or condition of the Organic Documents or any agreement or other instrument to which it is a party or by which it is bound;

(e) no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on part of the Company is required in connection with the consummation of the transactions contemplated by this Subscription Agreement, except for such filings required pursuant to applicable federal and state securities laws;

(f) as of the closing of this Subscription Agreement and immediately after the transactions contemplated to occur concurrently herewith, the authorized capital stock of the Company shall consist of (i) 750,000,000 shares of common stock, par value of $0.001 per share, of which 1,545,806 shares are issued and outstanding, (ii) 400,000 shares of 7.00% Series A Cumulative Convertible Preferred Stock, par value of $0.001 per share, of which 144,500 shares are issued and outstanding, (iii) 2,050,000 shares of 10.00% Series B Cumulative Convertible Preferred Stock, par value of $0.001 per share, of which 2,005,000 shares are issued and outstanding, and (iv) 6,000,000 shares of Preferred Stock, par value of $0.001 per share, of which 3,600,000 shares shall be issued and outstanding. All such issued and outstanding shares have been duly authorized and validly issued and have been offered, issued, sold, and (assuming the truth and accuracy of the representations and warranties of Investor herein) delivered by the Company in compliance with applicable federal and state securities laws. Other than the Organic Documents, the Company is not party to, or otherwise bound by, any agreement affecting the voting of any of its capital stock; and

A “senior foreign political figure” is defined as a senior official in the executive, legislative, administrative, military or judicial branches of a non-U.S. government (whether elected or not), a senior official of a major non-U.S. political party, or a senior executive of a non-U.S. government-owned corporation. In addition, a “senior foreign political figure” includes any corporation, business, or other entity that has been formed by, or for the benefit of, a senior foreign political figure.

“Immediate family” of a senior foreign political figure typically includes the figure’s parents, siblings, spouse, children and in-laws.
3
A “close associate” of a senior foreign political figure is a person who is widely and publicly known to maintain an unusually close relationship with the senior foreign political figure, and includes a person who is in a position to conduct substantial domestic and international financial transactions on behalf of the senior foreign political figure.

(g) the Acquired Shares issued hereunder will, upon issuance, be validly issued, fully paid and nonassessable, free and clear of any liens or other encumbrances (other than restrictions under securities laws), free of preemptive rights and rights of first refusal and (assuming the truth and accuracy of the representations and warranties of Investor herein) the issuance of the Acquired Shares hereunder shall be exempt from registration under the 1933 Act and any applicable state securities laws.

5. Survival; Indemnification.

(a) The representations and warranties of Investor contained in Section 3 of this Subscription Agreement shall survive the closing of the purchase and sale of the Acquired Shares.

(b) Investor hereby agrees to indemnify, defend and hold harmless the Company, the Placement Agent and each of their respective shareholders, officers, directors, affiliates, external managers and advisors from any and all damages, losses, liabilities, costs and expenses (including reasonable attorneys’ fees) that they may incur by reason of Investor’s failure to fulfill all of the terms and conditions of this Subscription Agreement or by reason of the untruth or inaccuracy of any of the representations, warranties or agreements contained herein or in any other documents Investor has furnished to any of the foregoing in connection with the transactions described herein. This indemnification includes, but is not limited to, any damages, losses, liabilities, costs and expenses (including reasonable attorneys’ fees) incurred by the Company and the Placement Agent, and all of their respective shareholders, officers, directors, affiliates, external managers or advisors defending against any alleged violation of federal or state securities laws that is based upon or related to any untruth or inaccuracy of any of the representations, warranties or agreements contained herein or in any other documents Investor has furnished in connection with this transaction.

6. Applicable Law; Venue. This Subscription Agreement shall be construed in accordance with, and governed by, the laws of the State of MARYLAND without reference to the choice of law principles of any jurisdiction. THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY CONSENT TO THE EXCLUSIVE JURISDICTION OF A COURT OF COMPETENT JURISDICTION LOCATED IN FORSYTH COUNTY, NORTH CAROLINA IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING RELATING TO THIS SUBSCRIPTION AGREEMENT AND AGREE NOT TO COMMENCE ANY SUIT, ACTION OR PROCEEDING RELATING THERETO EXCEPT IN SUCH COURTS. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT.

7. Binding Effect. Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of, the parties and their heirs, executors, administrators, successors, legal representatives, and assigns.

8. Notice. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given three days after the date mailed when mailed by registered or certified mail, postage prepaid, or the next business day if sent by special courier such as Federal Express (except that notice of change of address shall be deemed given only when received), to the address shown on the signature pages hereto, in the case of Investor, and HC Government Realty Trust, Inc., 390 S. Liberty Street, Suite 100, Winston-Salem, NC 27101, attn.: Chief Executive Officer, in the case of the Company, or to such other names or addresses as the Company or the Investor, as the case may be, shall designate by notice to the other party in the manner specified in this Section 8.

9. Severability. If any provision of this Subscription Agreement or its application to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provisions or applications of this Subscription Agreement that can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable the invalid or unenforceable provision in any other jurisdiction or under any other circumstance.

10. Entire Agreement. This Subscription Agreement (including all exhibits, appendices and schedules) and the Organic Documents, constitute the entire agreement by and between the parties pertaining to the subject matter hereof and supersede all prior and contemporaneous understandings of the parties. In addition, each of the parties hereto acknowledges and agrees that the Placement Agent is a third-party beneficiary of the representations and warranties of Investor contained in Section 3 and the indemnification obligations contained in Section 5.

11. Variation in Pronouns. All pronouns shall be deemed to refer to masculine, feminine, neuter, singular, or plural, as the identity of the person or persons may require.

12. Counterparts. This Subscription Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Subscription Agreement has been duly executed by the Company and the undersigned Investor or its duly authorized officer, as the case may be, as of the date first written above.

INVESTOR:	[INVESTOR NAME]

By:
Name:
Title:

Taxpayer Identification Number

Address:

ACCEPTED BY THE COMPANY:	HC GOVERNMENT REALTY TRUST, INC.

By:
	Name:	Steven A. Hale II
	Title:	Chief Executive Officer

EXHIBIT A-1

CHARTER
(see attached)

EXHIBIT A-2

BYLAWS
(see attached)

EXHIBIT B
INVESTOR QUESTIONNAIRE

Purpose of this Questionnaire: Series C Cumulative Redeemable Preferred Stock (the “Preferred Stock”) of HC Government Realty Trust, Inc., a Maryland corporation (the “Company”) will be offered without registration under the Securities Act of 1933, as amended (the “Act”), or the securities laws of any state, in reliance on the exemptions contained in Section 4(a)(2) of the Act and Regulation D promulgated thereunder and on such or similar exemptions under applicable state laws, and Regulation S under the Securities Act. Under Section 4(a)(2) of the Act and/or certain state securities laws, the Company may be required to determine that an individual, or an individual together with a “purchaser representative,” or each individual equity owner of an investing entity meets certain suitability requirements before offering to sell the Preferred Stock to such individual or entity. THE COMPANY MAY, IN ITS DISCRETION, EXCLUDE ANY INDIVIDUAL FROM THE OFFERING TO THE EXTENT NECESSARY TO COMPLY WITH APPLICABLE FEDERAL AND STATE SECURITIES LAWS. This Investor Questionnaire does not constitute an offer to sell or a solicitation of an offer to buy the Preferred Stock or any other security.

Instructions: Please complete this questionnaire by filling in the information called for and signing below. Please fax, e-mail (via PDF) or mail the completed questionnaire to: Raymond James & Associates, Inc.; Attention: Andrea J. Lanham, Vice President - Syndicate Operations; 880 Carillon Parkway, Tower 3, 5th Floor; St. Petersburg, FL 33716; Telephone: (727) 567-2400; Fax: (866) 597-4039; E-Mail: privateplacements@raymondjames.com Representations: Please indicate by checkmark to which of the below the undersigned represents:

1.
Accredited Investor Status. The undersigned has read the definition of “accredited investor” as defined in Rule 501 of Regulation D attached hereto as Attachment 1, and certifies that the undersigned is an “accredited investor”;

2.	Domicile/State of Organization. The undersigned’s state of domicile/organization is: __________________________________; or
3.
Qualified Institutional Buyer. The undersigned’s has read the definition of “qualified institutional buyer” as defined in Rule 144A of the Act attached hereto as Attachment 2, and certifies that the undersigned is a “qualified institutional buyer”; or

4.
Non-U.S. Person Status. The undersigned’s has read the definition of “U.S. Person” as defined in Rule 902 of Regulation S attached hereto as Attachment 3, and certifies that the undersigned is not a “U.S. Person”.

The foregoing representations are true and accurate as of the date hereof. The undersigned undertakes to notify the Company regarding any material change in the information set forth above prior to the purchase by the undersigned of any Preferred Stock of the Company.

Dated:
Address:

Signature of Investor(s)
Telephone:

Print Name of Investor(s)	Facsimile:

E-Mail:
Print Title (if applicable)

ATTACHMENT 1 TO INVESTOR QUESTIONNAIRE

Rule 501.  Definitions and Terms Used in Regulation D under the Act.

As used in Regulation D, the term “accredited investor” shall mean any person who comes within any of the following categories, or who the issuer reasonably believes comes within any of the following categories, at the time of the sale of the securities to that person:

(1)           Any bank as defined in Section 3(a)(2) of the Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934; any insurance company as defined in Section 2(13) of the Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act; any Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

(2)           Any private business development company as defined in Section 202(a) (22) of the Investment Advisers Act of 1940;

(3)           Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

(4)           Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

(5)           Any natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his purchase exceeds $1,000,000 (excluding the value of the primary residence);

(6)           Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

(7)           Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) under the Act; and

(8)           Any entity in which all of the equity owners are accredited investors.

ATTACHMENT 2 TO INVESTOR QUESTIONNAIRE

Rule 144A(a) “qualified institutional buyer” shall mean:

(i) Any of the following entities, acting for its own account or the accounts of other qualified institutional buyers, that in the aggregate owns and invests on a discretionary basis at least $100 million in securities of issuers that are not affiliated with the entity:

(A) Any insurance company as defined in section 2(a)(13) of the Act;

(B) Any investment company registered under the Investment Company Act or any business development company as defined in section 2(a)(48) of that Act;

(C) Any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958;

(D) Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees;

(E) Any employee benefit plan within the meaning of title I of the Employee Retirement Income Security Act of 1974;

(F) Any trust fund whose trustee is a bank or trust company and whose participants are exclusively plans of the types identified in paragraph (a)(1)(i) (D) or (E) of this section, except trust funds that include as participants individual retirement accounts or H.R. 10 plans.

(G) Any business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940;

(H) Any organization described in section 501(c)(3) of the Internal Revenue Code, corporation (other than a bank as defined in section 3(a)(2) of the Act or a savings and loan association or other institution referenced in section 3(a)(5)(A) of the Act or a foreign bank or savings and loan association or equivalent institution), partnership, or Massachusetts or similar business trust; and

(I) Any investment adviser registered under the Investment Advisers Act.

(ii) Any dealer registered pursuant to section 15 of the Exchange Act, acting for its own account or the accounts of other qualified institutional buyers, that in the aggregate owns and invests on a discretionary basis at least $10 million of securities of issuers that are not affiliated with the dealer, Provided, That securities constituting the whole or a part of an unsold allotment to or subscription by a dealer as a participant in a public offering shall not be deemed to be owned by such dealer;

(iii) Any dealer registered pursuant to section 15 of the Exchange Act acting in a riskless principal transaction on behalf of a qualified institutional buyer;

(iv) Any investment company registered under the Investment Company Act, acting for its own account or for the accounts of other qualified institutional buyers, that is part of a family of investment companies which own in the aggregate at least $100 million in securities of issuers, other than issuers that are affiliated with the investment company or are part of such family of investment companies. Family of investment companies means any two or more investment companies registered under the Investment Company Act, except for a unit investment trust whose assets consist solely of shares of one or more registered investment companies, that have the same investment adviser (or, in the case of unit investment trusts, the same depositor), Provided That, for purposes of this section:

(A) Each series of a series company (as defined in Rule 18f-2 under the Investment Company Act [17 CFR 270.18f-2]) shall be deemed to be a separate investment company; and

(B) Investment companies shall be deemed to have the same adviser (or depositor) if their advisers (or depositors) are majority-owned subsidiaries of the same parent, or if one investment company's adviser (or depositor) is a majority-owned subsidiary of the other investment company's adviser (or depositor);

(v) Any entity, all of the equity owners of which are qualified institutional buyers, acting for its own account or the accounts of other qualified institutional buyers; and

(vi) Any bank as defined in section 3(a)(2) of the Act, any savings and loan association or other institution as referenced in section 3(a)(5)(A) of the Act, or any foreign bank or savings and loan association or equivalent institution, acting for its own account or the accounts of other qualified institutional buyers, that in the aggregate owns and invests on a discretionary basis at least $100 million in securities of issuers that are not affiliated with it and that has an audited net worth of at least $25 million as demonstrated in its latest annual financial statements, as of a date not more than 16 months preceding the date of sale under the Rule in the case of a U.S. bank or savings and loan association, and not more than 18 months preceding such date of sale for a foreign bank or savings and loan association or equivalent institution.

ATTACHMENT 3 TO INVESTOR QUESTIONNAIRE

Rule 901(k) U.S. person. Definitions and Terms Used in Regulation S under the Act

(1) “U.S. person” means:

(i) Any natural person resident in the United States;

(ii) Any partnership or corporation organized or incorporated under the laws of the United States;

(iii) Any estate of which any executor or administrator is a U.S. person;

(iv) Any trust of which any trustee is a U.S. person;

(v) Any agency or branch of a foreign entity located in the United States;

(vi) Any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person;

(vii) Any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the United States; and

(viii) Any partnership or corporation if:

(A) Organized or incorporated under the laws of any foreign jurisdiction; and

(B) Formed by a U.S. person principally for the purpose of investing in securities not registered under the Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in § 230.501(a)) who are not natural persons, estates or trusts.

(2) The following are not “U.S. persons”:

(i) Any discretionary account or similar account (other than an estate or trust) held for the benefit or account of a non-U.S. person by a dealer or other professional fiduciary organized, incorporated, or (if an individual) resident in the United States;

(ii) Any estate of which any professional fiduciary acting as executor or administrator is a U.S. person if:

(A) An executor or administrator of the estate who is not a U.S. person has sole or shared investment discretion with respect to the assets of the estate; and

(B) The estate is governed by foreign law;

(iii) Any trust of which any professional fiduciary acting as trustee is a U.S. person, if a trustee who is not a U.S. person has sole or shared investment discretion with respect to the trust assets, and no beneficiary of the trust (and no settlor if the trust is revocable) is a U.S. person;

(iv) An employee benefit plan established and administered in accordance with the law of a country other than the United States and customary practices and documentation of such country;

(v) Any agency or branch of a U.S. person located outside the United States if:

(A) The agency or branch operates for valid business reasons; and

(B) The agency or branch is engaged in the business of insurance or banking and is subject to substantive insurance or banking regulation, respectively, in the jurisdiction where located; and

(vi) The International Monetary Fund, the International Bank for Reconstruction and Development, the Inter-American Development Bank, the Asian Development Bank, the African Development Bank, the United Nations, and their agencies, affiliates and pension plans, and any other similar international organizations, their agencies, affiliates and pension plans.